Exhibit 99.1

IDAHO GENERAL MINES, INC.

10 NORTH POST STREET SUITE 610

SPOKANE, WASHINGTON 99201

509 838 1213 FAX 509 838 0457

August 10, 2006

PRESS RELEASE

IDAHO GENERAL MINES, INC., OTCBB:IGMI, SPOKANE, WASHINGTON

Robert L. Russell, President and Chairman of Idaho General Mines, Inc., announced the appointment of two new members to the Board of Directors of the Corporation, Ricardo M. Campoy and Roy A. Pickren, Jr.

Mr. Campoy is a seasoned international natural resources banker with diverse industry experience as a mining engineer and as a financial advisor.  His 26-year career in natural resource finance has included merchant, commercial and investment banking.  Mr. Campoy has many accomplishments in the natural resource industry sector and has been involved in project finance, including debt and equity private placements, and mergers and acquisitions.  He is currently in private practice in New York City as a financial and corporate advisor to the resource industry and other sector groups.  He most recently headed the Mining and Metal Group of WestLB AG New York.  His career has primarily been in New York, London and Chicago.

Mr. Pickren is President and Principal of Crescent Technology, Inc. located in New Orleans, Louisiana.  Crescent Technology provides engineering professionals in international environmental, safety and analytical laboratory services to the mining industry worldwide.  Prior to his current position, Mr. Pickren was Vice-President and Senior Technical Deputy to the Office of the Chairman of Freeport-McMoRan, Inc. and President of Freeport Research and Engineering Company, Freeport Sulphur Company and Freeport Chemical Company.

Mr. Russell stated “we are pleased to be able to augment our Board of Directors with experienced mining people that bring high level experience in major mine development and financing.”

Idaho General Mines, Inc. is an advanced stage mineral exploration company which is currently engaged in advanced engineering and permitting of its 100% controlled Mount Hope molybdenum project in Eureka County, Nevada.  The Mount Hope project is currently being permitted and designed as a 40,000 metric tonne per day mine using conventional crush – grind – flotation technology with production planned for late 2009.  The Company projects that the Mount Hope production will be approximately 1.3 billion pounds of molybdenum over a 53 year mine life.  The mine is expected to recover approximately 31 million pounds of molybdenum annually over the first 11 years of operation at an average grade of approximately 0.11 percent molybdenum.  The world market price of molybdenum averaged over $30/lb. during 2005, according to Platt’s Metals Week average dealer molybdenum oxide product prices. From January 1, 2006 through the first week of June 2006, the average world market price of molybdenum was $23.46/lb., according to Platt’s Metals Week.

Statements made herein which are not historical facts, such as anticipated payments, production, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the Company's Form 8-K, 10-QSB and 10-KSB reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors

-- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms and statements in this news release that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our filings with the SEC. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.